EXHIBIT 10.17

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) dated as of March 11, 2010 (the “Effective Date”) is entered into among and between SMART PERSONALIZED MEDICINE, LLC, a Delaware limited liability company (“SPM”), having a registered office at 203 NE Front Street, Suite 201, Milford, Kent County, DE 1996, QUEST DIAGNOSTICS INCORPORATED (“QUEST”), having a place of business located at 3 Giralda Farms, Madison, New Jersey 07940 and HEALTH DISCOVERY CORPORATION, a Georgia corporation (“HDC”) having a place of business located at 2 East Bryan Street, Suite 601, Savannah, GA 31401 (each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, SPM is a research and development company in the medical industry which is working to develop breast cancer tests; and

WHEREAS, HDC is the owner of intellectual property, including patents, pending and issued, and know-how, all relating to support vector machine (“SVM”) and other learning machine technology, based upon which it has developed, or is engaged in developing, applications including, inter alia, digital image analysis, biomarker discovery, and gene- and protein-based diagnostic and prognostic testing; and

WHEREAS, HDC and SPM entered into a License Agreement dated August 22, 2008 (as amended from time to time, the “HDC License Agreement”) pursuant to which HDC licensed its intellectual property, hereinafter referred to as the “Licensed Technology” (as further defined in the HDC License Agreement) to SPM for use in the Field of Use (as defined in the HDC License Agreement) for development of breast cancer Product(s)) (the “Development Technology”); and

WHEREAS, SPM entered into a Sponsored Research Agreement (the “Sponsored Research Agreement”) dated May 1, 2009 with The University of Texas, M.D. Anderson Cancer Center (“MD Anderson”), a member institution of The University of Texas System, pursuant to which MD Anderson and SPM agreed to undertake a Research Project (as defined in said Sponsored Research Agreement, relevant portions of which are attached hereto as Exhibit C) to develop a statistical database (the “Database”) including clinical and genomic information using gene expression data, tissue biopsies and related patient historical information of breast cancer patients, which Database would be exclusively owned by MD Anderson, but would be available for use by SPM for the development of Product(s); and

WHEREAS, Quest Diagnostics is a provider of reference laboratory diagnostic services providing diagnostic and/or prognostic technology, know-how and information to patients and their caregivers; and

WHEREAS, concurrently with the execution of this Agreement, SPM, HDC and QUEST will enter into a license agreement (the “Quest License Agreement”) to sublicense the Development Technology to QUEST for use in the Field (as that term is defined herein); and

WHEREAS, SPM, HDC and QUEST desire to enter into this Agreement to develop information to be included in the Database, to enable Quest to develop Product(s) (as defined herein) and to validate such Product(s) for commercialization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least thirty five percent (35%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2            “Background IP” shall mean a Party’s solely owned and/or Controlled (as defined below in Section 1.3) Technology existing prior to the Effective Date. For purposes of clarification, SPM Background IP shall include, without limitation, the Development Technology. HDC Background IP shall include all Technology owned or Controlled by HDC, including the Licensed Patents, to the extent that they are not licensed to SPM pursuant to the HDC License Agreement, and QUEST Background IP shall include, without limitation, its proprietary diagnostic testing methods, processes, SOPs, expertise and technologies.

1.3            “Controlled” in the context of specific Technology shall mean either having a sole ownership interest in, having a license for, or having the right to grant licenses or sublicenses to such Technology.

1.4            “Database” shall mean the statistical database that is to be developed in conjunction with the Research Project that is the subject of the Sponsored Research Agreement.

1.5            “Database Development” shall mean the portion of the Program related to the development of the Database.

1.6            “Field” shall mean clinical laboratory services, In Vitro Diagnostic kits, research use, clinical trials services (including provision of clinical trial services to customers utilizing Quest Diagnostics’ testing services for pharma discovery programs) to provide predisposition, early detection, screening, diagnosis, prognosis, chemoprediction/companion and recurrence/monitoring applications on all types of samples (e.g. tissue, blood, serum, etc.) using genomic and/or any other biomarkers related to breast cancer or the exclusion of breast cancer. For purposes of clarification, the Field includes, but is not limited to, methods involving immunohistochemistry (“IHC”) markers, expression, microRNA, digital pathology, pathological features, SNPs and other methods to be determined but expressly excluding radiologic imaging applications.

1.7            “HDC Development Costs” shall mean any and all costs incurred by HDC and associated with using the Development Technology and their know-how to analyze the data in the Database for development of Product(s), as requested by QUEST.

1.8            “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.9            “Product(s)” shall mean the applications in the Field developed under the Program using the Development Technology and/or the Database.

1.10         “Product Inventions” shall mean Technology which is developed by the Parties, independently or jointly, as part of the development of the Product(s) under the Program. The definition of Product(s) Inventions shall not include Background IP, the Database or Quest Inventions. All Product Inventions developed by QUEST or HDC under this Agreement shall be the property of SPM but shall be included in the license grant to QUEST under the Quest License Agreement for developed Commercialized Product(s) applications on the terms hereof.

1.11         “Program” shall mean the QUEST and SPM development program described below in Article 3, including Database Development and all Project(s) relating to the development of each Product.

1.12          “Program Period” shall mean the period of time running from initiation of Database Development to completion of the final Project Plan.

1.13         “Project” shall mean a development project which uses the Database for the development of Product(s). A project plan describing the Project will be prepared for each Product (the “Project Plan”). Each Project Plan will be appended to this Agreement as a part of Exhibit A and will be assigned a number upon its incorporation in the Agreement. Project Plan 1 and Project Plan 2 are the first and second Project Plans approved by the Parties and are or will be attached as Exhibit A. The Parties contemplate the potential for the attachment of additional Project Plans (as Project Plan 3, Project Plan 4, and so forth) during the course of the Program Period.

1.14         “Project Period” for each Product shall mean the period commencing on the date that Exhibit A with respect to a Project is attached to this Agreement pursuant to Section 1.12 above and ending on earlier of (i) the date that the Steering Committee determines that a Product is ready to for Commercialization or (ii) the date that the Steering Committee determines that a Product cannot be Commercialized.

1.15         “Quest Development Costs” shall mean any and all costs and expenses associated with and incurred in the analysis of the tissue biopsies provided by MD Anderson and other data required in the development of the Database and in the development of Product(s) and shall include the payments made by QUEST to SPM and HDC under Section 3.6 hereof but shall exclude SPM Development Costs and HDC Development Costs.

1.16         “Quest Inventions” shall mean Technology which is developed by QUEST, does not incorporate any Background IP of SPM or HDC or the Database, and is an improvement or modification to QUEST Background IP. Quest Inventions shall include Products where the underlying Product Invention is non-patentable and the Steering Committee has decided to publish the proprietary Technology; provided, however that no amount is owed to MD Anderson with respect to such Product pursuant to any contractual obligation under the Sponsored Research Agreement.

1.17         “SPM Development Costs” shall mean the costs incurred by SPM to gain access to the tissue biopsies and related patient histories from MD Anderson pursuant to the Sponsored Research Agreement.

1.18         “SPM Improvements” shall mean Technology with applications for use in the Field that is developed outside of this Agreement or the Development Agreement, either by SPM or by a Third Party working with or licensed by SPM as part of a collaboration with such Third Party, which Technology may be useful to improve the Products.

1.19         “Quest License Agreement” shall mean the license agreement between SPM, HDC and QUEST executed concurrently with this Agreement. The form of the Quest License Agreement is attached hereto as Exhibit B.

1.20         “Technology” shall mean any patents, patent applications, provisional patent applications or foreign equivalents, including any patent extensions, certificates of invention and .applications for certificates of invention, together with any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations or additions thereof, as well as know-how, discoveries, claims, formulae, processes, methods, techniques, practices, trade secrets, technologies, specifications, designs, knowledge, data, results, information, financial and business processes and information, whether or not patentable.

1.21          “Territory” shall mean worldwide.

1.22          “Third Party” shall mean any Person other than SPM, QUEST, HDC and their respective Affiliates.

1.23         “Validation Work” shall mean such commercially reasonable and necessary primary testing associated with the validation of a Product, including without limitation, gene expression test training and test set(s) and additional technical and clinical support for final CLIA (Clinical Laboratory Improvement Amendments) validation, but expressly excluding any filing or approval process with the U.S. Food & Drug Administration.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

 2.1            SPM hereby represents and warrants to QUEST and HDC as follows:

 2.1.1          Corporate Existence and Power. SPM (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

 2.1.2          Authorization and Enforcement of Obligations. SPM (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of SPM, and constitutes a legal, valid, binding obligation, enforceable against SPM in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally.

 2.1.3          No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by SPM in connection with this Agreement have been obtained.

 2.1.4          Rights in Development Technology. SPM Controls the Development Technology to the extent required to perform its obligations, and grant the rights granted, hereunder. Except as otherwise set forth in this Agreement, SPM has not sold, assigned, conveyed, mortgaged, encumbered, transferred or granted any license or other right to the Development Technology to any Person to develop, make, have made, use and sell products for use in the Field. SPM will not sell, assign, convey, mortgage, encumber, transfer or grant any license or other rights to the Development Technology for use in the Field except as permitted under the Quest License Agreement.

 2.1.5          No Infringement. SPM has no actual knowledge (without any independent investigation), that the use of the Development Technology or the granting of a license to practice the Development Technology violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party. To the best of SPM’s knowledge, no Third Party is currently infringing upon the Development Technology in the Field.

2.2            QUEST hereby represents and warrants to SPM and HDC as follows:

 2.2.1          Corporate Existence and Power. QUEST (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

 2.2.2          Authorization and Enforcement of Obligations. QUEST (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of QUEST, and constitutes a legal, valid, binding obligation, enforceable against QUEST in accordance with its terms except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally.

 2.2.3          No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by QUEST in connection with this Agreement have been obtained.

2.3            HDC hereby represents and warrants to QUEST and SPM as follows:

 2.3.1          Corporate Existence and Power. HDC (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

 2.3.2          Authorization and Enforcement of Obligations. HDC (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of HDC, and constitutes a legal, valid, binding obligation, enforceable against: HDC in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights.

 2.3.3          No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by HDC in connection with this Agreement have been obtained.

 2.3.4          Development Technology Applications. HDC has know-how and access to expertise to be able to apply the Development Technology to the extent required herein in order to perform its Product(s) development obligations for QUEST hereunder. Except as otherwise set forth in this Agreement and in the Quest License Agreement, HDC has not sold, assigned, conveyed, mortgaged, encumbered, transferred or granted any license or other right under the Development Technology to any Person to develop, make, have made, use and sell Product(s) for use in the Field except as indicated in this Agreement. HDC hereafter will not sell, assign, convey, mortgage, encumber, transfer or grant any license or other right under the Development Technology to develop Product(s) for use in the Field or directly or indirectly provide services, know-how or expertise in the use of the Development Technology in the Field, except as permitted under this Agreement and under the Quest License Agreement.

 2.3.5          No Infringement. To the best of HDC’s knowledge, neither the rise of the Development Technology nor the granting of a license to practice the Development Technology violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party. To the best of HDC’s knowledge, no Third Party is currently infringing upon the Development Technology in the Field.

 2.3.6          Notwithstanding Section 9.5 below, nothing in this Agreement shall be construed to expand or modify the Licensed Technology rights and obligations of SPM under the HDC License Agreement.

ARTICLE 3

THE PROGRAM

3.1            Development of Database Information: Obligations of SPM:

 3.1.1          Upon execution of this Agreement, SPM shall obtain from MD Anderson and deliver, or cause to be delivered, to QUEST any and all tissue biopsies available to SPM under the Sponsored Research Agreement and identified as necessary for proceeding with and pursuing the goals of a specified Project Plan (the “Database Samples”), expected to be approximately one thousand (1,000) samples. Project Plan 1 and Project Plan 2 are attached hereto as of the Effective Date. As additional Project Plans are agreed upon by SPM and QUEST, SPM will obtain any and all additional Database Samples identified by SPM and QUEST as being necessary for performance of the applicable Project Plan

 3.1.2          Upon delivery of the data generated by QUEST’s laboratory data development work pursuant to Section 3.2 hereof, SPM will communicate such data to MD Anderson for use in the development of the Database.

 3.1.3          Notwithstanding the foregoing, neither Quest nor HDC shall work directly with MD Anderson in connection with the development of the Product(s). The Parties acknowledge that ownership rights to the Database shall remain with MD Anderson.

 3.1.4          SPM shall permit QUEST to access the Database Samples and Database as necessary to perform its obligations in conjunction with development of the Database.

3.2            Development of Database Information: Obligations of QUEST

 3.2.1          Upon receipt of the Database Samples provided by SPM pursuant to Section 3.1.1 above, QUEST will commence gene expression analysis and any other work described in the applicable Project Plan to generate the data and information needed for development of the Database and will deliver such data and information to SPM in a computer-readable format specified by SPM.

 3.2.2          QUEST acknowledges that the Database Samples are to be used solely for performing its obligations under this Agreement (including Validation Work) and that no further use of the Database Samples is authorized. Database Samples that are no longer being utilized in the development of the Database or Product(s) shall be returned to SPM for return to MD Anderson. In addition, upon the termination or expiration of this Agreement or the Sponsored Research Agreement, any remaining Database Samples shall be returned to SPM for return to MD Anderson.

3.3            Development of the Database: Obligations of HDC

 3.3.1          HDC shall have no obligations with regard to development of the Database.

 3.3.2          HDC shall have no access to the Database or information contained in the Database except as set forth in Section 3.6.1.

3.4            Development of the Products: Obligations of SPM

 3.4.1          SPM shall provide access to the Database as required by QUEST to perform its obligations related to development of Product(s) and will provide any other assistance as reasonably requested by QUEST.

 3.4.2          Except where otherwise provided in this Agreement, SPM shall be responsible for any and all SPM Development Costs.

 3.4.3          At least one time per year, SPM shall notify the Steering Committee of any SPM Improvements generated during the previous year and provide enough information for the Steering Committee to evaluate the utility of such SPM Improvements to the Products.

3.5   Development of the Products: Obligations of QUEST.

 3.5.1          QUEST will develop the Product(s) utilizing the Technology: licensed under the License Agreement and, with the prior written consent of SPM and HDC, any other Background IP or Technology Controlled by one of the Parties hereto.

 3.5.2          QUEST acknowledges that the Database is to be used solely for performing its obligations under this Agreement and that no further use of the Database or the information set forth therein is authorized.

 3.5.3          With respect to those Product(s) for which QUEST has issued a Commercialization Notice to SPM (as set forth in Section 5.3 below), QUEST will perform Validation Work for each such Product.

 3.5.4          QUEST will perform the services set forth in Sections 3.2, and 3.5 (the “Services”) in accordance with all applicable standards, laws, rules and regulations. All Services shall be performed in accordance with QUEST’s professional standards.

 3.5.5          QUEST shall be responsible for the QUEST Development Costs relating to the Services and for any and all other costs and expenses relating to the work to be performed hereunder except for the HDC Development Costs and the SPM Development Costs.

3.6            Development of the Products: Obligations of HDC

 3.6.1          HDC will use the Development Technology to analyze the data in the Database for development and/or validation of Product(s) and will provide any other assistance as reasonably requested by QUEST. HDC acknowledges that the Database is to be used solely for performing its obligations under this Agreement and that no further use of the Database or the information set forth therein is authorized.

 3.6.2          Except where otherwise provided in this Agreement, HDC shall be responsible for any and all HDC Development Costs.

3.7            SPM and HDC Service Charges - Project Plans 1 and 2. In consideration of the right and opportunity to develop the Product(s) identified in Project Plan 1 and Project Plan 2 and the right to Commercialize the Product(s) as set forth herein, QUEST hereby agrees to pay to each of SPM and HDC an amount equal to Three Hundred Seventy-five Thousand Dollars ($375,000) (the “Development Fee”). The Development Fee shall be paid to each of HDC and SPM in nine (9) equal monthly installments of Forty-one Thousand Six Hundred Sixty-six Dollars (41,666.00), with the first installment payable no later than March 31, 2010 and subsequent installments payable on the last day of each month thereafter. No additional amounts shall be due and payable by QUEST to either SPM or HDC as a Development Fee for Project Plans 1 and 2 hereunder, regardless of the length of time required for completion of each Project Plan. The amounts to be paid pursuant to this Section 3.7 are separate and exclusive from any amounts to be paid by QUEST to SPM and HDC under the Quest License Agreement.

3.8            Steering Committee. A steering committee consisting of three (3) members shall be established for direction and management of the Program. Each of QUEST, HDC and SPM shall have the right to appoint one (1) member to such committee. The Steering Committee may meet as frequently as monthly, but shall meet at least quarterly during the Program Period. The following persons shall represent the Parties on the Steering Committee and shall serve of the primary contact for the corresponding Party:

For SPM: Richard E. Caruso or his designee

For HDC: Stephen D. Barnhill or his designee

For QUEST: Nicholas J. Conti or his designee.

3.9            Records and Reports.

 3.9.1          QUEST shall maintain accurate records of all activities related to the Project Plan for each Product in accordance with established, commercially reasonable laboratory practices. SPM and HDC shall have the right, upon reasonable notice and during reasonable business hours, to inspect and make copies of such records.

 3.9.2          QUEST shall provide SPM and HDC with: (a) quarterly written reports regarding QUEST’s activities under the Project Plan for each Product, the results thereof and any Product Inventions arising therefrom; and (b) copies of all data resulting from activities under the Program. QUEST shall provide such reports and data within (30) days after the end of each calendar quarter beginning with the calendar quarter that includes the Effective Date . A final report shall be provided within thirty (30) days after the expiration or earlier termination of the Program Period.

 3.9.3          In addition to the quarterly reports pursuant to Section 3.9.2 above, QUEST shall provide to SPM and HDC, within ten (10) days of the document date, copies of all documents filed with any applicable regulatory agency(ies) having jurisdiction over the Product(s), and any other communications with such regulatory agency(ies) relating to the Product(s), whether to or from the agency. QUEST shall also provide copies; of other communications between. QUEST and any Third Party relating to the Product(s).

ARTICLE 4

CONFIDENTIALITY

4.1            Confidential Information. Except as otherwise provided in Section 4.3 below, during the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Parties (including without limitation samples, testing data and feedback regarding test performance, the Database and all information included in the Database) disclosed after the Effective Date by another Party and identified as, or acknowledged to be, confidential (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information to any Third Party (including without limitation to MD Anderson except as specifically permitted hereby) except on a need-to-know basis to those of its own, and its Affiliates’, sublicensees’ and assignees’, directors, officers, affiliates, employees, agents, consultants, clinical investigators and contractors, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain written agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other Parties promptly upon discovery of any unauthorized use or disclosure of another Party’s Confidential Information.

4.2            Terms of this Agreement. Except as otherwise provided in Section 4.3 below, no Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Parties. Notwithstanding the foregoing, prior to execution of this Agreement, the Parties shall agree upon the substance of information that can be used to describe the terms of this transaction, and any Party may disclose such information, as modified by mutual agreement from time to time, without the other Parties’ consent.

4.3            Permitted Disclosures. The confidentiality obligations contained in Sections 4.1 and 4.2 above shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case: that the Recipient shall provide written notice thereof to the other Parties and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Parties hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to any other Party; or (iv) the disclosed information was independently developed by the Recipient without access to or use of the Confidential Information disclosed by any other Party.

 4.3.1          The Parties acknowledge that HDC has certain time-critical reporting obligations by virtue of its status as a public corporation and agree to cooperate with HDC in preparation of a press release regarding the execution and general terms of this Development Agreement and the Quest License Agreement to be issued concurrently with the Form 8-K report that must be filed by HDC within four (4) business days of the Effective Date. The Parties agree that no press release shall mention MD Anderson without the prior written approval of MD Anderson or otherwise in contravention of the provisions of Section 9.1 of the Sponsored Research Agreement attached hereto as Exhibit C.

4.4            Publication. Subject to the provisions of Sections 4.1 and 4.2 above, QUEST shall have the right to publish the results of its work under the Project, so long as such publication does not include the Database or any of the data or information included therein; provided, however, that if the proposed publication contains proprietary information owned by SPM or HDC, QUEST shall provide SPM or HDC, as applicable, the opportunity to review any proposed manuscripts or any other proposed disclosure describing said work thirty (30) days prior to their submission for publication or other proposed disclosure and provided further that prior to such publication, SPM will submit such results to MD Anderson for its approval. If SPM or HDC believes that patentable subject matter is disclosed in the manuscript or other disclosure and so notifies QUEST, or if such submission for publication or other disclosure would cause the loss of significant foreign patent rights, QUEST shall withhold such publication for a reasonable period of time, not to exceed sixty (60) days, until all applicable patent filings are completed.

4.5            Equitable Relief. Each Party hereby acknowledges that, in the event of any breach or threatened breach of this Article 9 by the Recipient, the disclosing Party may suffer irreparable injury for which damages at law may not be an adequate remedy. Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing Party, the disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Article 4 by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

4.6            Non-Use of Names: Confidentiality of Agreement. No Party hereto shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of any other Party or any of its Affiliates, or otherwise use the name or names of any other Party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other Party, except as may be required by (i) law or (ii) judicial order (and then only following consultation with the other Parties).

4.7            Compliance with Laws: Reporting Obligation with Respect to Protected Health Information. Each Party shall comply with all Applicable Laws. “Applicable Laws” are the international, federal, state, and local laws, rules and regulations that relate to the conduct of the Parties’ business and the performance by the Parties of their respective obligations under this Agreement. If a Party or its permitted representatives gain access to protected health information (“PHI”), as that term is defined under The Health Insurance Portability and Accountability Act of 1996, that is not required for performance of this Agreement, each Party shall immediately report to the other Parties any incidents of access to PHI or any incidents of use, reproduction or disclosure of PHI of which it or its Permitted Representatives become(s) aware.

ARTICLE 5

RIGHTS OF FIRST REFUSAL REGARDING
COMMERCIALIZATION OF THE PRODUCT(S) AND OTHER DEVELOPMENT

5.1            Commercialization. All Product(s) and Product Inventions developed under this Agreement are owned by SPM. SPM shall not, nor shall it attempt to, transfer, assign, sell have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title to or an interest in, or clinically develop, commercialize or exploit the Product(s) unless it shall have first complied with the provisions set forth in this Article 5. All QUEST Inventions are owned by QUEST.

5.2            QUEST Rights to Commercialize. The Steering Committee shall determine if a particular Project has been completed and if the related Product has been developed and is ready for Validation Work under this Agreement. Upon such determination, the Steering Committee shall notify SPM, HDC and QUEST of such determination. Following such notice, QUEST shall have ninety (90) days (the “Evaluation Period”) to determine if it wishes td i perform Validation Work and obtain exclusive rights to perform, sell and market such Product (collectively, “Commercialize”).

5.3            Election by QUEST to Commercialize. Should QUEST elect to Commercialize a particular Product, prior to the end of the Evaluation Period, QUEST shall submit to SPM and HDC a written notice of its election to Commercialize the Product (a “Commercialization Notice”). Upon receipt of the Commercialization Notice, SPM and HDC shall grant to QUEST a Product License for Commercialization according to the terms of Section 5.2 of the Quest License Agreement, under which QUEST will have the right to perform all required work, including the Validation Work, relating to the specified Product, subject to all relevant provisions of the Quest License Agreement. QUEST shall be responsible for payment of all costs and expenses relating to such work to Commercialize such Product (the “Product Costs”). For purposes of clarification, such costs do not include use of the Database Samples in connection with Validation Work, which use is covered by the one-time upfront fee for use of the Database Samples hereunder.

5.3.1            Each Commercialization Notice submitted by QUEST will be associated with a separate Product License

5.3.2   Upon grant of the Product License for a specified Product, QUEST will continue to work with HDC, and will continue to have access to the Database, to perform the Validation Work.

5.4            Failure to Commercialize. If QUEST elects not to Commercialize a developed Product, it shall notify SPM and HDC in writing (a “Refusal Notice”). In the event that QUEST issues a Refusal Notice, or fails to issue a Commercialization Notice or a Refusal Notice for a Product prior to the expiration of the Evaluation Period, SPM shall have the right but not the obligation to Commercialize such Product, subject to the terms and conditions of this Agreement, the Quest License Agreement and the HDC License Agreement. Should SPM elect not to Commercialize the Product, HDC shall have the right to Commercialize such Product, subject to the terms and conditions of this Agreement, the Quest License Agreement and the HDC License Agreement.

5.4.1   QUEST and HDC agree to cooperate with any Third Party that may have entered into a license agreement with SPM to Commercialize such Product.

5.4.2   QUEST and SPM agree to cooperate with any Third Party that may have entered into a license agreement with HDC to Commercialize such Product.

5.5            Right of First Refusal on Other SPM Projects. QUEST shall have a right of first refusal to perform similar services, and obtain similar rights, for any other project with other academic or research institutions that SPM pursues to develop applications in the Field (“New SPM Projects”). SPM shall provide written notice to QUEST of any New SPM Project it is contemplating. QUEST shall have ninety (90) days to provide written notice to SPM that it wishes to participate in the New SPM Project (“New Project Negotiation Notice”). The parties shall have ninety (90) days following the New Project Negotiation Notice to negotiate in good faith regarding the terms and conditions of QUEST’s participation in such New SPM Project. If the parties are unable to agree within this timeframe, or any mutually agreeable extension thereof, SPM shall have the right to offer the New SPM Project to a Third Party laboratory or other partner; provided however that prior to execution of any agreement with a Third Party, SPM permits QUEST to review the terms and conditions of such agreement and to step into the shoes of such Third Party on the same terms and conditions negotiated with such Third Party.

5.6            Right of First Refusal on Future Project Plans. QUEST shall have a right of first refusal on all future Project Plans, on the terms set forth in Section 5.5 above. QUEST has the right to have access through SPM to additional tissue biopsies and to invest in additional; research over the course of the Sponsored Research Agreement. In the event that QUEST materially changes the scope of the Projects beyond the intended breast cancer recurrence/chemoprediction focus of the Projects as initially attached hereto and it requires additional samples not included in the Sponsored Research Agreement, then the parties will negotiate in good faith to secure additional samples from MD Anderson or another Third Party. SPM , HDC and QUEST shall each have the right to propose additional markers, platforms, or other work for inclusion in a Project or as an additional Project, subject to a Development Fee, as appropriate, to be negotiated in good faith for services to be performed or costs to be expended in conjunction with such modification or new Project Plan.

5.7            Right of First Refusal on Other MD Anderson-developed Tests. To the extent permitted under the Sponsored Research Agreement, SPM hereby grants QUEST a right of first refusal on any applications in the Field using the Database developed by MD Anderson (ND Anderson-Developed Test”), subject to Section 6.4 of the Quest License Agreement.

ARTICLE 6

TERMINATION

6.1            Expiration. Subject to the provisions of Sections 6.2 and 6.3 below, this Agreement shall expire on the expiration of the Project Period for all Projects hereunder, or any New SPM Projects (as defined in the License Agreement).

6.2            Termination by QUEST. After QUEST has performed its obligations pursuant to Section 3.2, QUEST may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to SPM.

6.3            Termination for Cause. Any Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by any other Party if the alleged breaching Party has not cured such breach within sixty (60) days after notice thereof by the non-breaching Party. For purposes of clarification, in the event of termination for cause by QUEST before all installments of the Development Fee shall have been paid, no further installments shall be due following the date of notice of such termination.

6.4            Effect of Expiration or Termination. Upon the expiration or termination of this Agreement (for any reason), (i) QUEST shall immediately transfer and deliver to SPM and, as appropriate, HDC, all documents, whether in paper or electronic form, data, Database Samples and other tissue biopsies, and all information and data for each Project, regarding work performed hereunder including, without limitation, all information relating to the Database Samples and other tissue biopsies, development of the Database and the Product(s), (ii) QUEST shall have no further rights to Commercialize a Product, and (iii) the Quest License Agreement shall terminate. Expiration or termination of this Agreement shall not relieve any of the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 4, 7 and 9, and Sections 3.5 and 3.10.2 and this Section 6.5 shall survive the expiration or termination of this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1            Indemnification. Each Party (an “Indemnifying Party”) shall defend, indemnify and hold each other Party (an “Indemnified Party”) harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party to the extent resulting from (a) the performance of (or failure to perform) by the Indemnifying Party of its obligations under this Agreement or the representations and warranties contained herein; or (b) the use by the Indemnifying Party of the Background IP or Confidential Information provided by the Indemnified Party, or the Program Inventions; except in each case to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party.

7.2            Procedure. If Indemnified Parties seeks indemnification under this Article 7, the Indemnified Parties promptly shall notify the Indemnifying Parties of any claim, demand, action or other proceeding for which the Indemnified Parties intends to claim such indemnification. The Indemnifying Parties shall have the right to participate in, and, to the extent the Indemnifying Parties so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel selected by the Indemnifying Parties; provided, however, that the Indemnified Parties shall have the right to retain their own counsel; at their sole expense, if representation of the Indemnified Parties by the counsel retained by the Indemnifying Parties would be inappropriate due to actual or potential differing interests between the Indemnified Parties and any other Person represented by such counsel in such proceedings. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any loss, liability, damage or expense if such settlement is effected without the consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnifying Parties within a reasonable time after the notice of any such claim or demand or commencement of any such action or other proceeding, if prejudicial to its ability to defend, shall relieve the Indemnifying Parties of any liability to the Indemnified Parties under this Article 7 with respect thereto, but the omission so to deliver notice to the Indemnifying Parties will not relieve it of any liability that it may have to the Indemnified Parties otherwise than under this Article 7. The Indemnified Parties, its employees and agents, shall reasonably cooperate with the Indemnifying Parties and their legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Article 7.

7.3            Insurance. Each Party shall maintain insurance or the self-insured equivalent with respect to its activities under the Project in such amount as such Party customarily maintains with respect to its similar research and development activities. Each Party shall maintain such insurance or self-insured equivalent for so long as it continues to conduct activities under the Project, and thereafter for so long as such Party customarily maintains insurance or self-insured equivalent covering its similar research and development activities.

ARTICLE 8

FORCE MAJEURE

No Party shall be held liable or responsible to the other Parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of terror, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party.

ARTICLE 9

MISCELLANEOUS

9.1            Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Parties shall be in writing, delivered by any lawful means to such other Parties at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to SPM:	203 NE Front Street
Suite 201
Milford, Kent County, DE 1996

With a copy to:	Richard Caruso
795 East Lancaster Ave.
Suite 200
Villanova, PA 19085
Attention: Richard Caruso

If to HDC:	Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, GA 31401
Attn: R. Scott Tobin, President and General Counsel

With a copy to:	Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Attn: Eleanor M. Musick, Esq.

If to QUEST:	Quest Diagnostics Incorporated
1290 Wall Street West
Lyndhurst, NJ 07071
Attn: General Counsel

With a copy to:	Quest Diagnostics Incorporated
33608 Ortega Highway
San Juan Capistrano, CA 92675
Attn: Chief Intellectual Property Counsel

9.2            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. The patent laws of the United States shall be applied to any issue arising under this Agreement concerning the status, validity, construction, interpretation, or inventorship of any intellectual property.

9.3            Assignment. No Party may assign or otherwise transfer (whether voluntarily, by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that each Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.3 shall be void.

9.4            Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

9.5           Entire Agreement. This Agreement, together with its exhibits embody the entire agreement between the Parties and supersede any prior representations, understandings and regarding the subject matter hereof that are not fully expressed herein.

9.6            Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

9.7            Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any oilier right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.8            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9            Mediation. In the event that a dispute arises between any of the Parties hereto, the affected Parties shall first discuss and negotiate any dispute that arises under this Agreement with a view toward settlement and disposition thereof. Contractual disputes that cannot be resolved by the Parties shall be submitted to mediation in Wilmington, Delaware. In the event that the Parties to the dispute are not able to resolve their dispute within ninety (90) days after the submission of such dispute to mediation, such Parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should the chosen court of the State of Delaware for any reason lack jurisdiction, any court with jurisdiction shall enforce this provision and enter judgment on any award. The mediation proceedings, together with all discoveries made pursuant thereto and statements or documents exchanged by the Parties to the dispute in connection therewith, shall be kept confidential and shall only be used by such Parties in connection with the mediation proceedings. All costs of mediation shall be evenly divided between the Parties to the mediation, exclusive of each Party’s legal fees, each of which shall be borne by the party that incurs them.

9.10          No Third Party Beneficiaries. No provisions of the Agreement, express or implied, create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to the Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

SMART PERSONALIZED MEDICINE, LLC

By:	/s/ Richard E. Caruso Ph.D.
	Name:	Richard E. Caruso Ph.D.
	Title:	Chief Executive Officer

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Nick Conti
	Name:	Nick Conti
	Title:	Vice President
Licensing & Strategic Alliances Quest Diagnostics Incorporated

HEALTH DISCOVERY CORPORATION

By:	/s/ Stephen D. Barnhill, M.D.
	Name:	Stephen D. Barnhill, MD
	Title:	Chief Executive Officer